UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2010

ORION ENERGY SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin	54220
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (920) 892-9340

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) Roland G. Stephenson resigned from the Board of Directors (the “Board”) of Orion Energy Systems, Inc. (the “Company”) effective August 25, 2010. Mr. Stephenson resigned from the Board in order to avoid any appearance of conflict of interest or concern over the proper application of the corporate opportunity doctrine due to increasingly direct competition between the businesses of Faith Technologies, Inc., of which he is Chief Executive Officer, and the Company, as a result of Faith Technologies, Inc.’s continuing evolution into providing more energy efficient lighting, solar, wind and other products and solutions directly to its customers.

(c) Not applicable.

(d) Not applicable.

(e) At its meeting on August 25, 2010, the Compensation Committee of the Board increased the annual base salary of Michael J. Potts, who became the Company’s President and Chief Operating Officer effective July 21, 2010, from $225,000 to $275,000 to reflect his increased duties and responsibilities and consistent with the median of market salaries paid to similarly situated executives as determined by the Committee.

Item 8.01.	Other Events.

On August 25, 2010, the Board appointed James R. Kackley as Non-Executive Chairman of the Board, succeeding Neal R. Verfuerth, the Company’s Chief Executive Officer, in that position, permitting Mr. Verfuerth to further focus on executing the Company’s business strategy. Mr. Kackley is a current director of the Company and recently served as President and Chief Operating Officer of the Company from July 2009 until May 2010. Mr. Kackley was also formerly Chair of the Audit and Finance Committee of the Board. In his role as Non-Executive Chairman of the Board, Mr. Kackley will receive the compensation paid to all non-management directors and an annual Chairman of the Board retainer of $20,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: August 27, 2010	By: /s/ Neal R. Verfuerth
Neal R. Verfuerth
Chief Executive Officer